Progress Energy Announces First Quarter Results


Quarterly Highlights:

     o Reports ongoing earnings of $0.64 per share, GAAP earnings of $0.45 per share

     o    Retires $500 million of holding company debt in March 2004

     o    Reaffirms 2004 earnings guidance of $3.50 - $3.65


RALEIGH, N.C. (April 21, 2004) - Progress Energy [NYSE: PGN] today reported ongoing earnings of $154 million, or $0.64 per share, for the first quarter of 2004 compared with ongoing earnings of $195 million, or $0.84 per share, for the first quarter of 2003. Reported consolidated net income under generally accepted accounting principles (GAAP) was $108 million, or $0.45 per share, for the quarter compared with reported consolidated net income of $219 million, or $0.94 per share, for the first quarter of 2003. See the table below for a reconciliation of ongoing earnings per share to GAAP earnings per share.

Four main items explain the $0.20 per share decrease in ongoing earnings in the first quarter of 2004 compared to 2003:

     o    Wholesale sales from the utilities were lower.
     o O&M costs were higher at the utilities mainly due to increased spending in 2004 for scheduled plant outages and for planned reliability improvements in Florida.
     o There was a decrease in nonregulated generation earnings from higher fixed costs and interest charges, reflecting the completion of plant construction in mid-2003, and from the receipt in 2003 of a contract termination payment on a tolling agreement.
     o Common stock offerings throughout 2003 caused dilution in earnings per share.

"We knew it would be very challenging to duplicate our first quarter 2003 results, which reflected unusually strong off-system sales in the wholesale market," said Bob McGehee, president and CEO of Progress Energy. "So far this year, most of our businesses are delivering results consistent with our plan, and we are reiterating our 2004 earnings guidance of $3.50 to $3.65 per share."

"First quarter 2004 was a solid start to the year on many fronts. We paid down $500 million in holding company debt, signed new wholesale energy contracts, finalized the sale of Railcar, Ltd., and successfully completed the first IRS audit of one of our synthetic fuel facilities," McGehee said. "In addition, we continued to realize revenue growth from our retail utilities and from our natural gas investments."

The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share. A detailed discussion of these items is provided later in this release under the caption "Ongoing Earnings Adjustments."

    ----------------------------------------------------------------
                              Progress Energy, Inc.
                 Reconciliation of Ongoing Earnings per Share to
                        Reported GAAP Earnings per Share
                          Three months ended March 31

                                                      As Restated
                                              2004        2003*
                                          ---------    ---------
     Ongoing earnings per share             $ 0.64       $ 0.84
     Intraperiod tax allocation              (0.16)        0.04
     CVO mark-to-market                      (0.03)        0.01
     NCNG discontinued operations               -          0.05
                                          ---------    ---------
     Reported GAAP earnings per share       $ 0.45       $ 0.94
                                          =========    =========

     Shares outstanding (millions)              241          233
    ----------------------------------------------------------------

* Beginning in the fourth quarter of 2003, Progress Energy ceased recording portions of the Progress Fuels' segment operations, primarily synthetic fuel facilities, one month in arrears. Progress Energy has restated previously reported consolidated quarterly earnings to reflect the new reporting periods, resulting in four months of earnings in first quarter 2003 net income. The change in Progress Energy's first quarter 2003 net income was an increase of $11 million. The reported first quarter 2003 earnings for Progress Ventures and Progress Fuels included in this release reflect this restatement. See additional information on this restatement in the Supplemental Data schedules of this release.


SIGNIFICANT DEVELOPMENTS


Robinson Relicensing Announcement

On April 19, 2004, the Nuclear Regulatory Commission announced that it renewed the operating license for Progress Energy's H.B. Robinson Nuclear Plant near Hartsville, S.C., for an additional 20 years. The Robinson Plant began commercial operation in March 1971, with an original operating license of 40 years that was set to expire July 31, 2010. The Robinson Plant has been consistently ranked among the top nuclear plants in the nation in terms of safety, production and cost. The renewed license positions the Robinson Plant to continue to deliver safe, reliable power to Progress Energy customers and economic benefits to the company and the local community through July 2030. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=8622.


Brunswick Unit Completes Refueling Outage and Power Uprate

Progress Energy's Brunswick Nuclear Plant Unit 1 completed a successful refueling outage on April 2, 2004, when the unit was returned to service. During the outage, an extended power uprate project was completed. The uprate is expected to add approximately 50 additional megawatts of electricity at the plant.

Roxboro Plant Sets Record

On March 25, 2004, Unit 1 of the Roxboro Plant set a company record by completing 518 days on line, a first for Progress Energy's coal-fired generating fleet. The 385-megawatt unit is the oldest of the four units at the Roxboro site and began commercial operations in 1966. The complete press release regarding this announcement is available on the company's Web site at:
http://www.progress-energy.com/aboutus/news/article.asp?id=8503.


Railcar, Ltd. Sale Completed

On February 12, 2004, Progress Energy completed the sale of a majority of Railcar, Ltd. assets to The Andersons, Inc. Railcar, Ltd. was a leasing subsidiary of Progress Rail. Net proceeds from the sale were approximately $82 million. The sale was initially announced in March of 2003. The complete press release regarding this announcement is available on the company's Web site at: http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=PGN&script=410&layout=
0&item_id=495123.


Progress Ventures Executes Additional Energy Contracts

In February 2004, Progress Ventures announced that it had entered into agreements to provide Duke Power with up to 459 megawatts of peaking capacity through contracts that run from 2006 through 2010. The energy needed to serve these contracts will come from Progress Ventures' generating facility located in Rowan County, North Carolina. The complete press release regarding the announcement is available on the company's Web site at:
http://www.progress-energy.com/aboutus/news/article.asp?id=8343.

In addition, in March 2004, Progress Ventures entered into a long-term contract to provide a 175 megawatt call option to Santee Cooper. This agreement runs from June 1, 2004, through January 1, 2007. The energy needed to serve this contract will also come from Progress Ventures' generating facility located in Rowan County.


Closing Agreement with IRS Signed

On February 24, 2004, subsidiaries of Progress Energy finalized execution of a Closing Agreement with the Internal Revenue Service (IRS) concerning the Colona synthetic fuel facilities. The Closing Agreement provides that the Colona facilities were placed in service before July 1, 1998, and that the fuel produced by the Colona facilities in 2001 is a "qualified fuel" for purposes of the Section 29 tax credits. This action concludes the IRS Prefiling Agreement
(PFA) program with respect to Colona.

The PFA process continues with respect to the four synthetic fuel facilities owned by other affiliates of Progress Energy. Currently, the focus of that process is on determining that the facilities were placed in service before July 1, 1998.

LINE OF BUSINESS FINANCIAL INFORMATION


Progress Energy Carolinas

Progress Energy Carolinas electric energy operations contributed GAAP net income of $116 million for the quarter compared with $135 million for the same period last year. This quarter's earnings were negatively affected by lower wholesale sales to other utilities and higher O&M charges. O&M expenses increased in the current quarter as the prior quarter O&M expenses were favorably impacted by the retroactive reallocation of Service Company costs of $10 million after tax. Details on the retroactive service company reallocation recorded in the prior year are included in the Supplemental Data schedules of this release. These factors were partially offset by the impact of colder weather, increased revenues from customer growth and lower depreciation and amortization charges. During the first quarter of 2004, Progress Energy Carolinas filed a depreciation study with the North Carolina and South Carolina commissions which allowed the utility to reduce the rates used to calculate depreciation expense. The reduction in depreciation expense is primarily attributable to assumption changes for nuclear generation, offset by increases in depreciation for distribution assets.

See the attached Supplemental Data schedules for additional information on Progress Energy Carolinas electric revenues, energy sales, energy supply and weather impacts.


Progress Energy Florida

Progress Energy Florida electric energy operations contributed GAAP net income of $49 million for the quarter compared with $71 million for the same period last year. This quarter's earnings were negatively affected by the impact of milder weather and higher O&M costs primarily attributable to increased spending for scheduled plant outages and planned reliability improvements. These factors were partially offset by the additional return on investment on the Hines 2 plant that was placed into service in December 2003.

See the attached Supplemental Data schedules for additional information on Progress Energy Florida electric revenues, energy sales, energy supply and weather impacts.


Progress Ventures

The Progress Ventures operations consist of Progress Fuels, which includes natural gas production, coal mining and synthetic fuels production, and Competitive Commercial Operations, which includes nonregulated generation and energy marketing activities. The Progress Ventures business unit had GAAP net income of $40 million for the quarter compared with $48 million for the same period last year.

Progress Fuels generated GAAP net income of $48 million for the quarter compared with $38 million for the same period last year. The increase resulted primarily from increased earnings from gas operations due to a full quarter of North Texas Gas volumes in the current year (acquired late February 2003) and higher gas prices in 2004. In addition, results in the prior quarter were negatively impacted by the retroactive reallocation of Service Company costs of $4 million after tax. Details on the retroactive service company reallocation recorded in the prior year are included in the Supplemental Data schedules of this release. Within Progress Fuels, synthetic fuels operations generated GAAP net income of

$36 million for the quarter compared with $34 million for the same period last year. Total synthetic fuel sales were 2.9 million tons for the quarter compared with 2.5 million tons for the same period last year. The increase year over year is attributable primarily to an internal change in the production schedule in 2004 compared to 2003.

Competitive Commercial Operations contributed a GAAP net loss of $8 million for the quarter compared with net income of $9 million for the same period last year. Results from 2003 include a contract termination payment received on a tolling agreement. This quarter's results were also unfavorably impacted by mark-to-market losses and higher fixed costs. Fixed charges increased from additional depreciation and amortization on plants placed into service in 2003 and from an increase in interest expense from interest no longer being capitalized due to the completion of construction in the prior year. These items were partially offset by favorable margins on new contracts and the fact that results in the prior quarter were negatively impacted by the retroactive reallocation of Service Company costs of $2 million after tax. Details on the retroactive service company reallocation recorded in the prior year are included in the Supplemental Data schedules of this release.


Other Businesses

Other businesses include Progress Rail, Progress Telecom and other small subsidiaries. Other businesses had GAAP net income of $4 million for the quarter compared with a GAAP net loss of $3 million for the same period last year. This quarter's results were impacted by strong sales in the recycling operations at Progress Rail which were partially offset by losses at Progress Telecom.


     Progress Rail

     Progress Rail had GAAP net income of $6 million for the quarter compared with a GAAP net loss of $3 million for the same period last year. Progress Rail earnings were positively impacted by higher prices and margins on recycling sales. In addition, results in the prior quarter were negatively impacted by the retroactive reallocation of Service Company costs of $3 million after tax. Details on the retroactive service company reallocation recorded in the prior year are included in the Supplemental Data schedules of this release.


     Progress Telecom

     Progress Telecom recorded a GAAP net loss of $1.3 million for the quarter compared with GAAP net income of $0.4 million for the same period last year. Progress Telecom's results were negatively impacted by integration costs associated with its combination with EPIK in December 2003. In addition, results in the prior quarter were favorably impacted by the retroactive reallocation of Service Company costs of $1 million after tax. Details on the retroactive service company reallocation recorded in the prior year are included in the Supplemental Data schedules of this release.

Corporate

Corporate results, which primarily include interest expense on holding company debt, posted an ongoing operating loss of $55 million for the quarter compared with an ongoing operating loss of $54 million for the same period last year.

Interest expense increased during the current quarter from interest no longer being capitalized due to the completion of construction in the prior year. Approximately $3 million after tax was capitalized in the first quarter of 2003. This item was offset by the fact that results in the prior quarter were negatively impacted by the retroactive reallocation of Service Company costs of $3 million after tax. Details on the retroactive service company reallocation recorded in the prior year are included in the Supplemental Data schedules of this release.


ONGOING EARNINGS ADJUSTMENTS

Progress Energy's management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to compare more accurately the company's ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. Reconciling adjustments from GAAP earnings to ongoing earnings as they relate to the current quarter and information included in the Supplemental Data schedules are as follows:


Intraperiod Tax Allocation

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company's estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy's overall effective tax rate. The company's synthetic fuel sales are not subject to seasonal fluctuations to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment decreased earnings per share by $0.16 for the quarter, and increased earnings per share by $0.04 for the same period last year, but has no impact on the company's annual earnings. Since this adjustment varies by quarter but has no impact on Progress Energy's annual earnings, management believes this adjustment is not representative of the company's ongoing quarterly earnings.


Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market decreased earnings per share by $0.03 for the quarter and increased earnings per share by $0.01 for the same period last year. Since changes in the market value of the CVOs do not affect the company's underlying obligation, management does not consider the adjustment a component of ongoing earnings.

NCNG Discontinued Operations

The sale of NCNG to Piedmont Natural Gas closed on September 30, 2003, and the net proceeds were used to pay down debt. The operations of NCNG are reported as discontinued operations in the accompanying financial statements due to its sale, and therefore management does not believe this activity is representative of the ongoing operations of the company. NCNG had discontinued earnings of $11 million for the quarter ended March 31, 2003.


Cumulative Effect of Accounting Changes

Progress Energy recorded the cumulative effect of changes in accounting principles due to the adoption of new FASB accounting guidance. The impact to Progress Energy was due primarily to the new FASB guidance related to the accounting for certain contracts. This guidance discusses whether the pricing in a contract that contains broad market indices qualifies for certain exceptions that would not require the contract to be recorded at its fair value. Progress Energy Carolinas has a purchase power contract with Broad River LLC that did not meet the criteria for an exception, and a fair value adjustment was recorded in the fourth quarter of 2003. Due to the nonrecurring nature of the adjustment, management believes it is not representative of the 2003 operations of Progress Energy Carolinas.


Impairments and One-Time Charges

During the fourth quarter of 2003, the company recorded after-tax impairments of its Affordable Housing portfolio and certain assets at the Kentucky May Coal Company. Management does not believe these impairments and one-time charges are representative of the ongoing operations of the company.

                                     * * * *

This earnings announcement, as well as a package of detailed financial information, is available on the company's Web site at www.progress-energy.com.

Progress Energy's conference call with the investment community will be held April 21, 2004, at 10 a.m. ET (7 a.m. PT) and will be hosted by Geoff Chatas, executive vice president and chief financial officer. Investors, media and the public may listen to the conference call by dialing 913-981-4910, confirmation code 454622. Should you encounter problems, please contact Tammy Blankenship at 919-546-2233. A playback of the call will be available from 1 p.m. ET April 21 through midnight May 5, 2004. To listen to the recorded call, dial 719-457-0820 and enter confirmation code 454622.

A webcast of the live conference call will be available at www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for those unable to listen in real time.

Members of the media are invited to listen to the conference call and then participate in a media-only question and answer session with Geoff Chatas starting at 11 a.m. ET. To participate in this session, please dial 719-457-2707, confirmation code 413244.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 24,000 megawatts of generation capacity and $9 billion in annual revenues. The company's holdings include two electric utilities serving more than 2.8 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering generation, energy marketing, natural gas production, fuel extraction, rail services and broadband capacity. For more information about Progress Energy, visit the company's Web site at www.progress-energy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made. Examples of factors that you should consider with respect to any forward-looking statements made in this document include, but are not limited to, the following: the impact of fluid and complex government laws and regulations, including those relating to the environment; the impact of recent events in the energy markets that have increased the level of public and regulatory scrutiny in the energy industry and in the capital markets; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered (stranded) costs; the uncertainty regarding the timing, creation and structure of regional transmission organizations; weather conditions that directly influence the demand for electricity; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on our commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions to us; the impact on our facilities and our businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the ability to successfully access capital markets on favorable terms; the impact that increases in our leverage may have on us; our ability to maintain our current credit ratings; the impact of derivative contracts used in the normal course of our business; investment performance of pension and benefit plans and the ability to control costs; the availability and use of Internal Revenue Code
Section 29 (Section 29) tax credits by synthetic fuel producers, and our continued ability to use Section 29 tax credits related to our coal and synthetic fuels businesses; our ability to successfully integrate newly acquired assets, properties or businesses into our operations as quickly or as profitably as expected; our ability to manage the risks involved with the operation of our nonregulated plants, including dependence on third parties and related counter-party risks, and a lack of operating history; our ability to manage the risks associated with our energy marketing operations; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our subsidiaries.

These and other risk factors are detailed from time to time in our SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our ability to control or estimate precisely. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the effect each such factor will have on us.


                                      # # #
Contacts:

Investor Relations, Bob Drennan, 919-546-7474
Corporate Communications, Garrick Francis, 919-546-6189, or toll-free 877-641-NEWS (6397)

                              Progress Energy, Inc.
                    CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                 March 31, 2004

UNAUDITED CONSOLIDATED STATEMENTS of INCOME
----------------------------------------------------------------------------------------------------
                                                                        Three Months Ended March 31,
                                                                                       As Restated
(in millions except per share data)                                               2004         2003
----------------------------------------------------------------------------------------------------
Operating Revenues
   Utility                                                                     $ 1,685      $ 1,654
   Diversified business                                                            549          533
----------------------------------------------------------------------------------------------------
      Total Operating Revenues                                                   2,234        2,187
----------------------------------------------------------------------------------------------------
Operating Expenses
Utility
   Fuel used in electric generation                                                493          411
   Purchased power                                                                 183          203
   Operation and maintenance                                                       363          335
   Depreciation and amortization                                                   202          220
   Taxes other than on income                                                      105          103
Diversified business
   Cost of sales                                                                   504          475
   Depreciation and amortization                                                    45           33
   Other                                                                            43           50
----------------------------------------------------------------------------------------------------
        Total Operating Expenses                                                 1,938        1,830
----------------------------------------------------------------------------------------------------
Operating Income                                                                   296          357
----------------------------------------------------------------------------------------------------
Other Income (Expense)
   Interest income                                                                   3            3
   Other, net                                                                      (25)          (6)
----------------------------------------------------------------------------------------------------
        Total Other Expense                                                        (22)          (3)
----------------------------------------------------------------------------------------------------
Interest Charges
   Net interest charges                                                            166          156
   Allowance for borrowed funds used during construction                            (1)          (3)
----------------------------------------------------------------------------------------------------
        Total Interest Charges, Net                                                165          153
----------------------------------------------------------------------------------------------------
Income from Continuing Operations before Income Tax and
   Cumulative Effect of Change in Accounting Principle                             109          201
Income Tax Expense (Benefit)                                                         1           (6)
----------------------------------------------------------------------------------------------------
Income from Continuing Operations before Cumulative Effect of
   Change in Accounting Principle                                                  108          207
Discontinued Operations, Net of Tax                                                  -           11
----------------------------------------------------------------------------------------------------
Income before Cumulative Effect of Change in Accounting Principle                  108          218
Cumulative Effect of Change in Accounting Principle, Net of Tax                      -            1
----------------------------------------------------------------------------------------------------
Net Income                                                                     $   108      $   219
----------------------------------------------------------------------------------------------------
Average Common Shares Outstanding                                                  241          233
----------------------------------------------------------------------------------------------------
Basic Earnings per Common Share
    Income from Continuing Operations before Cumulative Effect of
       Changes in Accounting Principles                                        $  0.45      $  0.89
    Discontinued Operations, Net of Tax                                        $  0.00      $  0.05
    Cumulative Effect of Changes in Accounting Principles, Net of Tax          $  0.00      $  0.00
    Net Income                                                                 $  0.45      $  0.94
----------------------------------------------------------------------------------------------------
Diluted Earnings per Common Share

    Income from Continuing Operations before Cumulative Effect of
       Changes in Accounting Principles                                        $  0.45      $  0.89
    Discontinued Operations, Net of Tax                                        $  0.00      $  0.05
    Cumulative Effect of Changes in Accounting Principles, Net of Tax          $  0.00      $  0.00
    Net Income                                                                 $  0.45      $  0.94
----------------------------------------------------------------------------------------------------
Dividends Declared per Common Share                                            $  0.58      $  0.56
----------------------------------------------------------------------------------------------------

This financial information should be read in conjunction with the Company's 2003 Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities


PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------------------------
(in millions)                                                         March 31,      December 31,
ASSETS                                                                     2004              2003
--------------------------------------------------------------------------------------------------
Utility Plant
  Utility plant in service                                             $ 21,761          $ 21,675
  Accumulated depreciation                                               (8,204)           (8,116)
--------------------------------------------------------------------------------------------------
        Utility plant in service, net                                    13,557            13,559
  Held for future use                                                        13                13
  Construction work in progress                                             722               634
  Nuclear fuel, net of amortization                                         233               228
--------------------------------------------------------------------------------------------------
     Total Utility Plant, Net                                            14,525            14,434
--------------------------------------------------------------------------------------------------
Current Assets
  Cash and cash equivalents                                                  41               273
  Accounts receivable                                                       794               841
  Unbilled accounts receivable                                              193               217
  Inventory                                                                 782               808
  Deferred fuel cost                                                        254               317
  Prepayments and other current assets                                      297               375
--------------------------------------------------------------------------------------------------
     Total Current Assets                                                 2,361             2,831
--------------------------------------------------------------------------------------------------
Deferred Debits and Other Assets
  Regulatory assets                                                         626               612
  Nuclear decommissioning trust funds                                       988               938
  Diversified business property, net                                      2,181             2,158
  Miscellaneous other property and investments                              464               464
  Goodwill                                                                3,729             3,726
  Prepaid pension costs                                                     453               462
  Intangibles, net                                                          319               327
  Other assets and deferred debits                                          237               253
--------------------------------------------------------------------------------------------------
     Total Deferred Debits and Other Assets                               8,997             8,940
--------------------------------------------------------------------------------------------------
           Total Assets                                                $ 25,883          $ 26,205
--------------------------------------------------------------------------------------------------
Capitalization and Liabilities
--------------------------------------------------------------------------------------------------
Common Stock Equity
  Common stock without par value, 500 million shares authorized,
      246 million shares issued and outstanding                        $  5,310          $  5,270
  Unearned restricted shares                                                (20)              (17)
  Unearned ESOP shares                                                      (79)              (89)
  Accumulated other comprehensive loss                                      (61)              (50)
  Retained earnings                                                       2,299             2,330
--------------------------------------------------------------------------------------------------
        Total Common Stock Equity                                         7,449             7,444
--------------------------------------------------------------------------------------------------
Preferred Stock of Subsidiaries-Not Subject to Mandatory Redemption          93                93
Long-Term Debt Affiliate                                                    309               309
Long-Term Debt                                                            9,603             9,625
--------------------------------------------------------------------------------------------------
        Total Capitalization                                             17,454            17,471
--------------------------------------------------------------------------------------------------
Current Liabilities
  Current portion of long-term debt                                         232               868
  Accounts payable                                                          618               699
  Interest accrued                                                          140               209
  Dividends declared                                                        141               140
  Short-term obligations                                                    507                 4
  Customer deposits                                                         169               167
  Other current liabilities                                                 524               580
--------------------------------------------------------------------------------------------------
        Total Current Liabilities                                         2,331             2,667
--------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                                         682               737
  Accumulated deferred investment tax credits                               186               190
  Regulatory liabilities                                                  2,995             2,938
  Asset retirement obligations                                            1,289             1,271
  Other liabilities and deferred credits                                    946               931
--------------------------------------------------------------------------------------------------
         Total Deferred Credits and Other Liabilities                      6,098             6,067
--------------------------------------------------------------------------------------------------
           Total Capitalization and Liabilities                        $ 25,883          $ 26,205
--------------------------------------------------------------------------------------------------

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS of CASH FLOWS
----------------------------------------------------------------------------------------------------------
                                                                             Three Months Ended March 31,
                                                                                             As Restated
(in millions)                                                                       2004            2003
---------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                       $   108          $  219
Adjustments to reconcile net income to net cash provided by operating activities:
      Income from discontinued operations                                              -             (11)
      Cumulative effect of changes in accounting principles                            -              (1)
      Depreciation and amortization                                                  275             280
      Deferred income taxes                                                          (22)             (3)
      Investment tax credit                                                           (4)             (4)
      Deferred fuel cost (credit)                                                     63             (46)
      Cash provided (used) by changes in operating assets and liabilities:
         Accounts receivable                                                          62              16
         Inventories                                                                  26              32
         Prepayments and other current assets                                        (37)             (3)
         Accounts payable                                                            (69)             49
         Other current liabilities                                                   (77)            (91)
         Other                                                                        57               2
---------------------------------------------------------------------------------------------------------
         Net Cash Provided by Operating Activities                                   382             439
---------------------------------------------------------------------------------------------------------
Investing Activities
Gross utility property additions                                                    (248)           (291)
Diversified business property additions                                              (58)           (229)
Nuclear fuel additions                                                               (39)            (68)
Proceeds from sales of subsidiaries, investments and assets                           85               -
Other                                                                                 (8)            (12)
---------------------------------------------------------------------------------------------------------
          Net Cash Used in Investing Activities                                     (268)           (600)
---------------------------------------------------------------------------------------------------------
Financing Activities
Issuance of common stock, net                                                         22              67
Issuance of long-term debt, net                                                        -             655
Net increase (decrease) in short-term indebtedness                                   503            (205)
Retirement of long-term debt                                                        (675)           (226)
Dividends paid on common stock                                                      (141)           (133)
Other                                                                                (55)            (23)
---------------------------------------------------------------------------------------------------------
           Net Cash Provided by (Used in) Financing Activities                      (346)            135
---------------------------------------------------------------------------------------------------------
Net Decrease in Cash and Cash Equivalents                                           (232)            (26)
Cash and Cash Equivalents at Beginning of Year                                       273              61
---------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                         $    41          $   35
---------------------------------------------------------------------------------------------------------


Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited
----------------------------------------------------------------------------------------------------------------------------------
                                                     Three Months Ended               Three Months Ended        Percentage Change
                                                       March 31, 2004                   March 31, 2003         From March 31, 2003
----------------------------------------------------------------------------------------------------------------------------------
                                                                       Total                           Total
                                                                      Progress                        Progress
Utility Statistics                              Carolinas   Florida    Energy   Carolinas   Florida    Energy   Carolinas  Florida
----------------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in millions)
    Retail
      Residential                                 $   371    $  402     $   773   $   357    $  385     $   742     3.9 %    4.4 %
      Commercial                                      208       181         389       201       151         352     3.5     19.9
      Industrial                                      147        63         210       147        47         194      -      34.0
      Other retail                                     19        46          65        19        38          57      -      21.1
      Provision for retail revenue sharing                       (4)         (4)                  -           -      -        -
----------------------------------------------------------------------------------------------------------------------------------
            Total Retail                          $   745    $  688     $ 1,433   $   724    $  621     $ 1,345     2.9     10.8
  Unbilled                                            (23)       (6)        (29)      (31)       (1)        (32)     -        -
  Wholesale                                           156        67         223       209        71         280   (25.4)    (5.6)
  Miscellaneous revenue                                23        35          58        24        37          61    (4.2)    (5.4)
----------------------------------------------------------------------------------------------------------------------------------
            Total Electric                        $   901    $  784     $ 1,685   $   926    $  728     $ 1,654    (2.7)%    7.7 %
----------------------------------------------------------------------------------------------------------------------------------

Energy Sales (millions of kWh)
    Retail
      Residential                                   4,741     4,291       9,032     4,587     4,553       9,140     3.4 %   (5.8)%
      Commercial                                    3,058     2,491       5,549     2,983     2,442       5,425     2.5      2.0
      Industrial                                    2,993     1,023       4,016     3,005       916       3,921    (0.4)    11.7
      Other retail                                    345       672       1,017       343       656         999     0.6      2.4
----------------------------------------------------------------------------------------------------------------------------------
          Total Retail                             11,137     8,477      19,614    10,918     8,567      19,485     2.0     (1.1)
    Unbilled                                         (385)     (135)       (520)     (480)       55        (425)     -        -
    Wholesale                                       3,791     1,323       5,114     4,619     1,276       5,895   (17.9)     3.7
----------------------------------------------------------------------------------------------------------------------------------
            Total Electric                         14,543     9,665      24,208    15,057     9,898      24,955    (3.4)%   (2.4)%
----------------------------------------------------------------------------------------------------------------------------------

Energy Supply (millions of kWh)
  Generated - steam                                 7,950     5,032      12,982     7,886     5,096      12,982
              nuclear                               5,933     1,658       7,591     5,915     1,697       7,612
              hydro                                   208         -         208       254         -         254
              combustion turbines/combined cycle      323     1,395       1,718       286     1,446       1,732
  Purchased                                           762     2,171       2,933     1,262     2,184       3,446
----------------------------------------------------------------------------------------------------------------------------------
            Total Energy Supply (Company Share)    15,176    10,256      25,432    15,603    10,423      26,026
----------------------------------------------------------------------------------------------------------------------------------

Impact of Weather to Normal on Retail Sales
    Heating Degree Days - Actual                    1,845       364                 1,775       461                 3.9 %  (21.0)%
                        - Normal                    1,656       372                 1,658       372

    Cooling Degree Days - Actual                       10         0                    10        69                  -  % (100.0)%
                        - Normal                       13        28                    11        28

Impact of retail weather to normal on EPS         $  0.05   ($ 0.01)    $  0.04   $  0.03    $ 0.02     $  0.05
----------------------------------------------------------------------------------------------------------------------------------

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited

-----------------------------------------------------------------------------------------
Financial Statistics                                           March 31
                                                                  2004         2003
-----------------------------------------------------------------------------------------

Return on average common stock equity (12 months ended)            9.3 %        9.4 %
Book value per common share                                     $ 30.81      $ 29.20
Capitalization
    Common stock equity                                           41.0 %       38.3 %
    Preferred stock of subsidiary- redemption not required         0.5          0.5
    Total debt                                                    58.5         61.2
-----------------------------------------------------------------------------------------
            Total Capitalization                                 100.0 %      100.0 %
-----------------------------------------------------------------------------------------

1st Quarter 2003 Earnings Impact of Cumulative Service Company Reallocation Adjustment

($ in millions)
-------------------------------------------------------------------------------
                                            2001-2002         2001-2002
                                           Retroactive       Retroactive
                                           Reallocation      Reallocation
          Line of Business                  (pre-tax)         (after-tax)
-------------------------------------------------------------------------------
Progress Energy Carolinas                     $ 16               $ 10
Progress Energy Florida                          2                  1
Progress Fuels                                  (6)                (4)
Competitive Commercial Operations               (3)                (2)
Holding Company                                 (5)                (3)
Progress Rail                                   (5)                (3)
Progress Telecom                                 1                  1
-------------------------------------------------------------------------------
Total                                         $  0               $  0
-------------------------------------------------------------------------------

The SEC completed its initial audit of Progress Energy Service Company's cost allocation process in March 2003. The SEC routinely audits new holding company systems within the first two years of their formation. As a result of this audit, the SEC directed the company to change its allocation methodology for assigning service company costs to Progress Energy's subsidiaries. Upon completion of the audit, Progress Energy changed its allocation methodology and recorded reallocation adjustments to reflect this new method. These reallocation adjustments were recorded in the first quarter of 2003 and include a cumulative adjustment for years 2001 and 2002. These retroactive reallocation entries had no impact on consolidated earnings.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited

2003 Quarterly Restatement of Subsidiary Reporting Period Change

Beginning in the fourth quarter of 2003, the Company ceased recording portions of the Progress Fuels' segment operations, primarily synthetic fuel facilities, one month in arrears. As a result, earnings for the year ended December 31, 2003 included 13 months of these operations, resulting in a net income increase of $2 million for the year. The Company restated previously reported consolidated quarterly earnings to reflect the new reporting periods, resulting in four months of earnings in the restated first quarter 2003 net income. The resulting impact for each quarter is outlined in the tables below.


                                                                            2003
                                                    ----------------------------------------------------------
                                                         Q1          Q2           Q3          Q4        Total
--------------------------------------------------------------------------------------------------------------
Published Quarterly Ongoing earnings                   $184        $157         $306        $197         $844
Adjustment for Subsidiary Reporting Period Change        11           4           (1)        (14)           -
--------------------------------------------------------------------------------------------------------------
Restated Quarterly Ongoing earnings                    $195        $161         $305        $183         $844


                                                                            2003
                                                    ----------------------------------------------------------
                                                         Q1          Q2           Q3          Q4        Total
--------------------------------------------------------------------------------------------------------------
Reported Quarterly GAAP net income                     $208        $153         $319        $102         $782
Adjustment for Subsidiary Reporting Period Change        11           4           (1)        (14)           -
--------------------------------------------------------------------------------------------------------------
Restated Reported Quarterly GAAP Net Income            $219        $157         $318         $88         $782


Reconciliation of Restated Quarterly Ongoing earnings to Restated Quarterly
Reported GAAP net income:
                                                                                          2003
                                                    ----------------------------------------------------------
                                                         Q1          Q2           Q3          Q4        Total
--------------------------------------------------------------------------------------------------------------
Ongoing Earnings                                       $195        $161         $305        $183         $844
   CVO mark-to-market*                                    2          (2)          (5)         (4)          (9)
   NCNG discontinued operations*                         11           3          (18)         (4)          (8)
   Cumulative effect of accounting changes*               1           -            -         (22)         (21)
   Impairments and one-time charges*                      -           -            -         (24)         (24)
   Intraperiod tax allocation*                           10          (5)          36         (41)           -
--------------------------------------------------------------------------------------------------------------
Reported GAAP net income                               $219        $157         $318         $88         $782

* See explanation for ongoing earnings adjustments under the caption "Ongoing Earnings Adjustments" in the text of the press release.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-4
Unaudited
                              Progress Energy, Inc.
                               Earnings Variances
                           First Quarter 2004 vs 2003


                                            Regulated Utilities
                                            -------------------
                                                                                          Corporate and
                                                                  Progress                    Other
($ per share)                               Carolinas   Florida     Fuels         CCO       Businesses        Consolidated
----------------------------------------------------------------------------------------------------------------------------
2003 GAAP earnings                            0.57       0.30        0.16         0.04        (0.13)                0.94
Intraperiod tax allocation                                                                    (0.04)  A            (0.04)
CVOs                                                                                          (0.01)  B            (0.01)
NCNG discontinued operations                                                                  (0.05)  C            (0.05)
-------------------------------------------------------------------------------------------------------------------------
2003 ongoing earnings                         0.57       0.30        0.16         0.04        (0.23)                0.84
-------------------------------------------------------------------------------------------------------------------------

Weather - retail                              0.03      (0.03)                                                      0.00
Other retail - growth and usage               0.02                                                                  0.02
Wholesale                                    (0.08)                                                   D            (0.08)
Retail revenue sharing                                  (0.01)                                        E            (0.01)
Other margin                                             0.02                                         F             0.02

O&M                                          (0.01)     (0.05)                                        G            (0.06)

Service Company reallocation prior years     (0.04)                  0.01         0.01         0.02   H             0.00

Utility depreciation and amortization         0.03      (0.01)                                        I             0.02

Other                                        (0.03)     (0.01)                                        J            (0.04)

Interest charges                                                                 (0.02)       (0.02)  K            (0.04)

Net diversified business                                             0.02        (0.06)        0.03   L, M, N      (0.01)

Share dilution                               (0.02)     (0.01)                                 0.01   O            (0.02)

-------------------------------------------------------------------------------------------------------------------------
2004 ongoing earnings                         0.47       0.20        0.19        (0.03)       (0.19)                0.64
-------------------------------------------------------------------------------------------------------------------------
Intraperiod tax allocation                                                                    (0.16)  A            (0.16)
CVOs                                                                                          (0.03)  B            (0.03)
-------------------------------------------------------------------------------------------------------------------------
2004 GAAP earnings                            0.47       0.20        0.19        (0.03)       (0.38)                0.45
-------------------------------------------------------------------------------------------------------------------------

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intra-period tax allocations, purchase accounting transactions and corporate eliminations.

A- Intra-period income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B-   Impact of change in market value of outstanding CVOs.
C-   Sale of NCNG to Piedmont Natural Gas which was finalized on September 30,
     2003.
D- Carolinas - Wholesale decrease driven by sales to other utilities as favorable weather in Northeast United States in 2003 led to increased off-system sales.
E- Florida - Revenue sharing accrual for 2004 and true-up for 2003 revenue sharing.
F- Florida - Primarily return on investment on Hines 2 which was placed in service in December 2003.
G- Florida - Higher O&M due to increased spending for scheduled plant outages and planned reliability improvements.
H-   Reallocation of Service Company costs (retroactive component for 2001 and
     2002) in accordance with SEC PUHCA audit in Q1 2003.
I- Carolinas - Reduced depreciation expense due primarily to lower rates based on depreciation study filed in 2004 and lower clean air amortization.
J- Carolinas - Increase in other costs due primarily to write-off of a non-trade receivable.
K- Progress Ventures and Corporate and Other Businesses - Interest is no longer capitalized related to construction at nonregulated generating plants.
L- Progress Fuels - Primarily due to favorable gas results which include a full quarter of North Texas Gas volumes in the current year and the impact of higher gas prices.
M- CCO - Decrease due to: 1) mark-to-market losses on a contract, 2) increased depreciation and amortization charges and fixed costs as a result of additional plants being placed in service, and 3) receipt of a termination payment for a tolling contract received in Q1 2003. These items were partially offset by favorable margins on several supply contracts.
N- Corporate and Other Businesses - Favorability is attributable primarily to increased margins at Rail due to increased recycling sales.
O- Primarily due to the impact of issuances under Investor Plus and Employee Benefit programs.